PUBLISHING AGREEMENT

This Publishing Agreement ("Agreement") dated as of May 28, 2004 is between SOBE LIFE, LLC, an Illinois limited liability company, authorized to do business, in New York State ("SOBE") and TRUMP WORLD PUBLICATIONS LLC, a New York limited liability Company ("TRUMP").

WHEREAS, affiliates of Trump are engaged in various businesses, including real estate development and operating luxury hotels and casino (collectively, "Hotels") and SOBE is engaged in the business of publishing magazines.

WHEREAS, SOBE desires to publish on behalf of Trump, six times a year, a quality magazine, featuring articles and editorials about luxury life styles, gaming and personal success stories, among other interests, for distribution throughout the Hotels, and other "Trump Properties" (as herein defined) and on national newsstands, under the terms and conditions of this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section I -- The Magazine; Distribution; Payment; Audit

SOBE will create and publish a magazine entitled "Trump World Magazine" (sometimes, the "Magazine") as follows:

a. The Magazine will be a four-color magazine, interior paper printed on 6OLB high-grade glossy stock and the cover on l00# glossy stock. Binding will be perfect bound. The minimum page count will be 100 pages, including cover, (Exhibit A -- Cover of Trump World Issue -- May 2003 illustrates the quality Trump World will achieve).

b. The first issue will appear September, 2004 entitled -- September/October Premiere Issue; the second issue will appear November, 2004 entitled November/December Issue. All subsequent issues will appear bi-monthly.

c. All photography will be supplied and paid for by SOBE with the exception of Trump affiliate supplied photography related to specific "Trump Properties" (as herein defined), Trump affiliate articles, Trump affiliate promotional events and Trump affiliate advertisements.

d. SOBE shall provide Trump four (4) pages in every issue, at no charge, as follows: One of the four (4) pages will be used for the Trump President's Letter and the three (3) remaining pages will be used by Trump, Trump affiliates or their designees, in their sole discretion. With respect to the four (4) pages SOBE shall provide to Trump at no charge, if Trump or a Trump affiliate or a designee shall use such pages for advertising, Trump agrees to provide its or such designees' advertising materials according to SOBE's reasonable production requirements and at Trump's sole expense, with reasonable specified advertising deadlines provided to Trump by SOBE. Additional Trump pages will be made available at a discounted rate of $9,000.00 per page and spread (two pages creative) at $18,000.00 net for one (1) year, unless circulation increases, in which event, a new rate, based on CPM, will be agreed to between SOBE and Trump. Except for the voluntary advertising in exoess of four (4) pages, provided above, Trump shall have no other responsibility to make any financial payments to SOBB. SOBE acknowledges and agrees that, except for "Limited Trade Items" (as herein defined), any revenues or other consideration, whatsoever the type, received by SOBE, directly or indirectly, for sales of copies of the Magazine, distribution rights, advertising or otherwise, which shall not be in cash, shall be subject to Trump's prior written approval. For the purposes of this Agreement "Limited Trade Items" shall mean goods and services (collectively, "Trade") in exchange for up to, but not exceeding, five (5) full ad pages per issue of the Magazine. In the event SOBE shall, desire to obtain Trade for in excess of five (5) ad pages ("Excess Trade Items") in any issue of the Magazine, SOBE shall obtain Trump's written approval, which it may withhold in its sole discretion. SOBE shall make available to Trump for its selection and use, fifteen (15%) percent of all Limited Trade Items and Excess Trade Items that are obtained by or on behalf of SOBE. SOBE shall provide Trump monthly with all catalogues and lists of available Trade applicable to Limited Trade Items and Excess Trade Items.

e. Bach issue of the Magazine shall be produced for distribution of 200,000 copies. Fifty thousand (50,000) copies will be distributed by SOBE, at no charge to Trump or any Trump affiliate, at the Trump properties identified on Exhibit B annexed hereto ("Trump Properties") and such other Trump Properties as Trump may hereafter designate; and 150,00Q copies will be made available on newsstands nationally.

f. It is understood that printing quantity may increase as Trump identifies additional Trump Properties or requires additional copies, or newsstand demand warrants printing additional copies, at the sole discretion of SOBE. If Trump requests additional copies, SOBE shall provide these copies at $1.50 per copy, plus distribution, shipping and postage costs to Trump. SOBE may create and launch, at its expense, a support website, entitled, Trumpworldmag.com, subject to Trump's prior written approval as for form and content. Trump shall own the website URL.

g. SOBE shall be responsible to deliver each issue of the Magazine to specific Trump Properties in the United States.

     1. All costs of distribution and mailing of the 50,000 copies shall be borne by SOBE. It's agreed, on a per issue basis, that, subject to Trump's ability to control distribution, the 50,000 copies will be distributed in-room or other appropriate places at all Trump Properties and 150,000 copies will be placed on newsstands through a national distributor;

     2. Trump will provide SOBE with contact person for each Trump Property to whom the magazine shall be delivered and who is responsible for the distribution at the Trump Property.

     3. Trump will provide SOBE contact information for all key executives at all Trump Properties. Additionally, Trump will provide SOBE with Trump editorial materials, public relations information, creative and up-dated Trump information on, a regular basis, as Trump shall determine.

 h.  1.   In consideration of Trump's grant to SOBE of the rights provided in this Agreement, SOBE shall pay to Trump an amount equal to fifteen (15%) percent of all gross revenues and other consideration, regardless of the source, received by or on behalf of SOBE with respect to the Magazine and all ancillary rights and interests related thereto, without any deductions or set offs whatsoever. Such consideration shall be paid to Trump on a per issue basis, within sixty (60) days after the publication date of each issue. Notwithstanding the foregoing, the payment of the amounts due to Trump pursuant to this paragraph h1 shall not commence until SOBE's lender, identified in Section II a. B. (ii) hereof, has been paid up to $700,000.00 plus interest of $35,000.00. Following such payments to SOBE's lender, as aforesaid, Trump shall be paid the amounts due to it as above-provided with respect to all future revenues.

     2.   Aside from the payments referred to in paragraph h1 hereof of this
          Section I and paragraph 3 immediately below, SOBE shall have no responsibility to make any financial payments to Trump.

     3. If SOBE shall desire to sell its rights to publish the Magazine, as provided herein, and shall have obtained the prior written consent of Trump to do so (which Trump may withhold in its sole discretion), SOBE shall pay to Trump an amount equal to fifty (50%) percent of all consideration received, directly or indirectly, by or on behalf of SOBE for the rights to publish the Magazine, less only reasonable attorneys' and accountants' fees incurred in connection with such sale.

i. SOBE shall keep complete and accurate books of account and records for all transactions it undertakes pursuant to this Agreement at its offices in New York, New York. Trump and its representatives may inspect and make copies of such books and records, at Trump's expense, at any time and from time to time, on reasonable written notice during regular business hours. Such audits and inspections shall be limited to twice per calendar year. If such inspection demonstrates that SOBE has underpaid any amounts owed to Trump, the amounts due shall be paid to Trump within fifteen (15) days, with interest of one and one-half (1.5%) per month calculated from the date such amounts came due. In the event that such discrepancy is in excess of $2,500.00, SOBE shall also reimburse Trump for the cost of such inspection, including without limitation all attorneys' fees and charges incurred in connection therewith:

Section II--Termination; Default

a. Notwithstanding anything to the contrary contained in this Agreement, Trump shall have the right on notice to SOBE, to immediately terminate this Agreement, without cost or penalty to Trump:

       A. If Michael Jacobson ("Jacobson") shall no longer be a principal of SOBE and shall not oversee the day-to-day performance of SOBE's obligations hereunder; provided, however, if Jacobson shall no longer oversee the day-to-`day performance of SOBE's obligations hereunder, SOBE shall have the right to appoint a successor to Jacobson, within sixty (60) days following the cessation of Jacobson's duties, which successor shall be subject to Trump's approval, not to be unreasonably withheld.

       B. In the event on or before June 15, 2004, SOBE shall fail to procure in form satisfactory to Trump in its sole discretion:

          (i) (x) a complete general release by Lockwood Publications, Inc. ("Lockwood") of Trump Hotels & Casino Resorts Holdings L.P. ("THCR"), Donald J. Trump, ("DJT"), Trump World Publications, LLC, Michael Jacobson and Premiere Promotions Group, Inc., in the form and terms annexed hereto as Exhibit "D", with respect to that certain Publishing Agreement dated July, 16, 2002, between Lockwood and THCR (the "Lockwood Agreement"). and (y) a termination of the Lockwood Agreement in the form and terms annexed hereto as Exhibit "E".

          (ii) a lender, reasonably acceptable to Trump, has agreed to advance to SOBE at least $700,000.00 for the operation of the Magazine
          Trump hereby approves Lee Funding LLC as the lender; and

          (iii) an agreement with a national distributor of a caliber at least equal to Anderson Publications or Curtis who will distribute the Magazine nationally.

 b. This Agreement may be terminated upon the written consent of both Trump and SOBE, or, in addition to any other termination rights provided herein, upon any of the following events:

          (i) Trump may elect to immediately terminate this Agreement without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to SOBE upon:

                (x) the breach or default by SOBE of any term, covenant or provision of this Agreement, if such default is not cured (A) within ten (10) days in the case of a monetary default, and (B) within thirty (30) days in the case of a non-monetary default, from the date on which SOBE receives written notice of such breach or default from Trump, provided, however, if such breach or default is non-monetary and can be corrected or cured, but cannot be corrected or cured within thirty (30) days, SOBE shall be provided an additional reasonable amount of time to correct or cure the default; provided further, that in no event shall the time period to correct or cure any such default extend beyond sixty (60) days following the date of SOBE's receipt of written notice from Trump:

                (y)SOBE discontinues its business as it is now conducted.

                (z)SOBE becomes bankrupt, insolvent, is in receivership,
             reorganizes, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy under federal or state law.

          (ii) SOBE may elect to immediately terminate this Agreement without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to Trump upon::

             (x) the breach or default by Trump of any term, covenant or provision of this Agreement if such breach or default is not cured
             (A) within ten (10) days in the case of a monetary default, and
             (B) within thirty (30) days in the case of a non-monetary default from the date on which SOBE receives written notice of such breach or default from SORE, provided, however, if such default is non-monetary and can be oorrected or cured, but cannot be corrected or cured within thirty (30) days, Trump shall be provided an additional reasonable amount of time to correct or cure the default; provided further, that in no event shall the time period to correct or cure any such default extend beyond sixty (60) days following the date of Trump's receipt of written notice from SOBE;

                (y) Trump discontinues its business as it is now conducted;

                (z) Trump becomes bankrupt, insolvent, is in receivership, reorganizes, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy under federal or state law.

Section III-- Distribution of Copies

Trump agrees to:

  a. Issue, in letter form, an official formal announcement that SOBE has been selected as the Custom Publisher of the Magazine with an initial distribution of 200,000 copies -- approximately 50,000 on-site to Trump Properties and 150,000 placed on newsstands nationally, and Michael Jacobson is the Magazine's Publisher, and Lee Fry is the Chief Executive Officer.

  b. Subject to Trump's ability to control distribution, Trump shall cause 50,000 copies of each issue of the Magazine to be distributed, in a timely manner, into rooms of all of its Hotels, and within other Trump Properties in the United States. Trump agrees that SOBE may sell the Magazine on the newsstands nationally via Anderson News or Curtis or another national quality magazine distribution company selected by SOBE and to be sold at a price of $5.95 per copy. To the extent Trump is able to do so, the Trump point person at each Trump Property will be responsible to restock any missing or worn magazines in all rooms and at all other Trump Property locations.

  c. To the extent of Trump's ability to do so, it will furnish the Trump Properties a letter instructing managers to distribute the full quota of the Magazine assigned to them, initially through in room distribution (where applicable) and if necessary in high traffic areas, as reasonably directed by SOBE.

  d. The individual Trump Properties will furnish monthly reports to SOBE detailing the quantity of the current issue distributed thus far and inventory remaining.

  e. Trump acknowledges that SOBE will own all copyrights and similar proprietary rights to each issue of the magazine with exception of Trump or Trump affiliate trademarks, including but not limited to "Trump World" and "Trump World Magazine", trade names and Trump photography.

  f. Trump will provide a complete list of vendors with whom Trump conducts business for SOBE sales team to solicit for advertising.

Section IV--Term; Confidentiality

  a. The initial term of this Agreement shall be approximately five (5) years commencing on the date hereof and expiring April 30, 2009. Notwithstanding the provisions of paragraph II b hereof, if SOBE shall fail to publish two issues of the Magazine within the term hereof, through no fault of Trump, Trump shall have the right to immediately terminate this Agreement on notice to SOBE.

  b. SOBE and Trump mutually agree that neither will disclose and each will hold in confidence any and all proprietary information received from each of the other during the course of this Agreement and following the expiration of this Agreement for a period of three (3) years.

Section V - Editorial Control

  a. Trump shall have the right to review and appr9ve all issues of the Magazine before it is printed. Trump shall approve or reject any issue (specifying grounds for disapproval) within five (5) business days of receipt of the Magazine proof. If Trump shall fail to approve or reject a proof of the Magazine within such five (5) business day period, Trump's approval to the proof submitted to him shall be deemed given.

  b. SOBE shall not accept or include advertising, articles or editorial content in the Magazine from or about or relating to any land based or water based casino, that is in competition with a Trump gaming affiliate, without Trump's approval. No advertising, articles, editorials or other content of the Magazine will be offensive in content and appearance to, or will appear to denigrate in any respect, Trump, (Donald A. Trump "DJT"), members of DJT's family or any businesses or properties in which DJT has an interest.

  c. Trump may furnish and SOBE will publish, specific editorial, and advertising content for the Magazine in accordance with reasonable editorial deadlines, including any or all of the following

       i.    The cover photography and composition;

       ii.   The cover story of not less than five (5) pages;

       iii. The section of not less than three (3) pages devoted to information articles and photography concerning Trump, DJT, a Trump affiliate or any Trump Properties; and.

       iv. A Trump article of not less than two (2) pages relating to casino gaming.

Section VI--Miscellaneous

  a. Any notice, election, request or demand which by any provision of this Agreement is required or permitted to be given or served hereunder shall be in writing and shall be given or served by (i) hand delivery against receipt; or (ii) by any nationally recognized overnight courier service providing evidence of the date of delivery; or (iii) by certified mail return receipt requested, postage prepaid; or (iv) by facsimile transmission, provided it is also concurrently sent by mail as provided in
     (iii) above, in each case addressed to;

          if to Trump World Publications LLC, as follows:

          Trump Publications LLC
          c/o The Trump Organization
          725 Fifth Avenue
          New York, New York 10022
          Attention: Mr. Donald J. Trump
                     President

          with a copy to:

          c/o The Trump Organization LLC
          725 Fifth Avenue
          New York, New York 10022
          Attention: General Counsel

          If to SOBE, as follows:

          Michael Jacobson
          SOBB Life LLC
          386 Park Avenue South
          New York, New York 10016

          With a copy to:

          Lee Fry
          Lee Funding LLC
          825 Cass Avenue
          Westmont, Illinois 60559

                 and

          Leonard J. Seraphin, Esq.
          Seraphin & Seraphin Ltd.
          2210 Dean Street, Suite P-2
          St. Charles, IL 60175
     or to such other address or addresses, or such other persons, may from time to time designate by notice given and delivered as aforesaid.
     Any notice shall be deemed to have been rendered or given: (w) on the date hand delivered, unless such hand delivery was not on a business day or was after 5:00 p.m. on a business day, in which event delivery shall be deemed to have been rendered on the next business day; (x) on the date delivered by a courier service, unless such delivery was not on a business day or was after 5:00 p.m. on a business day, in which event delivery shall be decmed to have been rendered on the next business day; (y) three (3) business days from the date deposited in the mail, if mailed as aforesaid; and (z) the date sent by facsimile transmission, provided a copy is concurrently sent in the manner provided in subsection (ii) above.

  b. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.

  c. If any period set forth in this Agreement expires on other than a business day in the City of New York, New York; i.e., on a Saturday, Sunday or legal banking holiday in New York, New York, such period shall be extended to and through the next succeeding business day.

  d. All articles and sections titles or captions contained in this Agreement are for convenience only and shall not be deemed part or the context nor affect this interpretation of this Agreement.

  e. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes any and all other prior or contemporaneous written or oral agreements or understandings between them with respect solely to subject matter.

  f. No amendment, waiver, or modification of this Agreement or any provision of this Agreement shall be valid unless in writing, stating with specificity the particular amendment or modification to be made, and duly executed by the parties.

  g. In event of litigation between parties to enforce the provisions of or with respect to this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorney's fees and costs at trial and on appeal.

  h. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, administrators, successors, and permitted assigns. The parties have entered into this Agreement solely for their own benefit. They intend no third party to be able to rely upon or enforce this Agreement or any part of the Agreement.

  i. SOBE shall not have the right to assign this Agreement or delegate, license or sublet its obligations hereunder, without Trump's prior wrtten consent, which may be withheld in its sole discretion. `

  j. The parties are independent contractors, and nothing in this Agreement shall be deemed to constitute the parties as partners, agents or acting in a joint venture capacity.

  k. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as reasonably may be necessary or appropriate to achieve the purpose of the Agreement.

  1. The parties may execute and deliver this Agreement in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement.

  m. Neither party shall be liable for any delay or failure in its performance due to acts of God, earthquake, labor disputes, changes in the law, regulation or government policy, riots, war, fire epidemics, acts or omissions of vendors or suppliers, or other difficulties that are beyond the party's reasonable control. If any such delay occurs which prevents the performance of a party's obligations hereunder, the delayed party shall notify the other party of the reason for the delay and the likely duration of the delay, whereupon an extension of time equal to the period of delay shall be granted to the delayed party.

  n. This Agreement or any section herein shall not be construed against any party due to the fact this Agreement or any section thereof was drafted by said party.

  o. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid the remainder of this Agreement, or the applications of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Date:   May 28, 2004
TRUMP WORLD PUBLICATIONS LLC                 SOBE LIFE, LLC
                                              Lee Funding, LLC, Manager

                                              By:  /s/ Lee Fry
By:  /s/ Donald J. Trump                           -----------------------
     ---------------------                         Lee Fry, Manager
     Donald J. Trump, Managing Member
                                              By: /s/ Michael Jacobson
                                                  ------------------------
                                                  Michael Jacobson
                                                  Managing Member and Publisher